Exhibit 6.8

AMENDED AND RESTATED SECURED PROMISSORY NOTE

U.S. $11,700,000	Issued on: January 14, 2011
Amended and Restated on: September 30, 2011

FOR VALUE RECEIVED, Ronco Holdings, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of LV Administrative Services, Inc., as collateral assignee and endorsee of Ronco Acquisition, LLC, or its registered assigns (the "Holder"), the principal amount of Eleven Million Seven Hundred Thousand Dollars ($11,700,000) (subject to adjustment as hereinafter provided), together with interest on the outstanding principal amount of this Amended and Restated Secured Promissory Note (this "Note") at the per annum rate of one and one-half (1.50%) percent on the daily balance of the principal balance of this Note outstanding, which principal and interest shall be payable (a) as to interest, in arrears, on the last day of each calendar quarter (each, an "Interest Payment Date") and (b) as to principal, (i) the principal amount of Five Hundred Thousand Dollars ($500,000) on September 30, 2011, (ii) the principal amount of One Million Dollars ($1,000,000) on October 14, 2011, (iii) the principal amount of Two Million Dollars ($2,000,000) on November 15, 2011, (iv) the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) on February 28, 2012, and (v) the principal amount of Five Million Seven Hundred Thousand Dollars ($5,700,000) on June 14, 2012 (the "Maturity Date") along with all accrued interest and all other amounts due under this Note, as reduced by the Offset Amount (as defined below) and, to the extent applicable, the Contingent Principal Reduction Amount (as defined below). The parties hereto agree that the aggregate offset amount owed pursuant to the Asset Purchase Agreement dated as of January 14, 2011 between the Company and Ronco Acquisition, LLC, as amended, modified and restated from time to time (the "Purchase Agreement"), is an amount equal to Five Hundred Thousand Dollars ($500,000) (the "Offset Amount"). For the avoidance of doubt, the Offset Amount shall not be applied to the principal due under this Note prior to the Maturity Date. If the Company indefeasibly repays principal due under this Note in an amount equal to at least Six Million Dollars ($6,000,000) on or before December 31, 2011, the principal amount due on the Maturity Date shall be automatically reduced by Two Hundred Thousand Dollars ($200,000) (the "Contingent Principal Reduction Amount").

1.       Payments. Amounts payable on this Note shall be made by wire transfer of immediately available U.S. Dollars to such account of the Holder as the Holder shall designate in writing to the Company not less than two business days prior to any Interest Payment Date, any date that a principal payment is due pursuant to the previous paragraph, or the Maturity Date. All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind except with respect to the Offset Amount.

2.       Security. The obligations of the Company under this Note are secured by the liens and security interest granted by the Company in favor of the Holder under the terms of a master security agreement executed by the Company in favor of the Holder dated as of January 14, 2011 (as amended, modified and restated from time to time, the "Master Security Agreement").

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3.       Default Interest, Interest Calculation and Limitation. Following the occurrence and during the continuance of an Event of Default (as defined below), the Company shall pay interest on the outstanding principal balance of this Note in an amount equal to eight percent (8%) per annum which principal balance shall continue to accrue interest at such interest rate from the date of such Event of Default until the date such Event of Default is cured to the reasonable satisfaction of the Holder or waived in writing by the Holder. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

4.       Prepayment. The Company may prepay this Note in whole or in part at any time without penalty upon not less than three (3) days' prior notice, together with accrued interest to the date of prepayment. Upon prepayment of this Note in part and upon written request of the Company, the Holder shall surrender this Note and the Company shall issue a substitute note of like tenor in the amount of the then unpaid principal amount. Upon prepayment of this Note in full, this Note shall be surrendered by the Holder and cancelled.

5.       Events of Default. The occurrence of any of the following events set forth in this Section 5 shall constitute an event of default ("Event of Default") under this Note:

(a)       An "Event of Default" as defined under the Master Security Agreement shall have occurred and be continuing beyond any applicable cure period;

(b)       The Company fails to pay when due any installment of principal or interest when due, and, in any such case, such failure shall continue for a period of three (3) business days following the date upon which any such payment was due;

(c)       The Company shall default in the performance of any of its obligations under this Note and such default shall not be cured during the cure period applicable thereto;

(d)       The Company shall (i) apply for, consent to, or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or other fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing.

Failure by the Holder hereof to take action with respect to any Event of Default shall not constitute a waiver of the right to take action in the event of any subsequent Event of Default.

6. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Holder may declare all or any portion of the unpaid principal amount of this Note, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, and/or exercise all rights and remedies available to it under this Note, the Master Security Agreement and/or applicable law; provided, however, that upon the occurrence of any event specified in Section 5(d), the unpaid principal amount of this Note and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Holder.

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7.       Amendments and Waivers. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

8.       Assignability. No transfer or other disposition of this Note by the Company, whether voluntary or involuntary, shall be valid unless such transfer or disposition is approved in writing by the Holder, which approval may be granted or withheld at the Holder's sole discretion. This Note shall be binding upon the Company and its successors and assigns. The Holder may transfer or assign all or a portion of this Note to (a) any affiliate of Valens U.S. SPV 1, LLC or Valens Offshore SPV II Corp. or (b) (i) prior to October 14, 2011, any other person or entity acceptable to the Company and (ii) on an after October 14, 2011, any other person or entity reasonably acceptable to the Company.

9.       Notices. All notices, requests, consents, and other communications under this Note shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company:

Ronco Holdings, Inc.

15505 Long Vista Drive, Suite 250

Austin Texas, 78728

Attn: Todd Barrett

Chief Executive Officer

Facsimile: (512) 238-1136

With copies to:

Eaton & Van Winkle LLP
3 Park Avenue, 16th Floor
Attention: Joseph L. Cannella
Facsimile: (212) 779-9928

If to the Holder:

c/o Valens Capital Management, LLC

875 Third Ave., 3rd Floor

New York, New York 10022

Attention: Dhamendra Lachman
Facsimile: (212) 541-441

or such address the Holder may designate by notice in writing to the Company.

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Any party may give any notice, request, consent or other communication under this Note using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

10.       Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

11.       Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

12.       Governing Law. This Note shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

13.       Waivers. The non-exercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

14.       Lost Documents. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of this Note.

15.       Collection Costs. Upon an Event of Default, the Company shall pay all costs, charges, and expenses, including attorneys' fees, reasonably incurred or paid at any time by the Holder as a result of such Event of Default.

16.       Waiver. The Company and all others who may become liable for payment of the indebtedness evidenced by this Note do hereby waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment and all other notices of any kind, other than notices specifically required by this Note.

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17.       Reaffirmation. The Company (a) acknowledges, ratifies and confirms that all of the terms, conditions, representations and covenants contained in the Master Security Agreement are in full force and effect and shall remain in full force and effect after giving effect to the execution and effectiveness of this Note, (b) acknowledges, ratifies and confirms that the defined term "Obligations" under the Master Security Agreement includes, without limitation, all obligations and liabilities of the Company under this Note (the "Obligations") and (c) acknowledges, ratifies and confirms (i) the grant by the Company to the Holder, for the ratable benefit of the Creditor Parties (as defined in the Master Security Agreement), of a security interest, lien and pledge in the assets of the Company as more specifically set forth in the Master Security Agreement (the "Security Interest Grant") and (ii) that the Security Interest Grant secures all of the Obligations.

18.       Amendment and Restatement. This Note amends and restates in its entirety and is given in substitution for but not in satisfaction of that certain $11,000,000 Secured Promissory Note issued as of January 14, 2011, executed by the Company in favor of Ronco Acquisition, LLC and endorsed by and collaterally assigned by Ronco Acquisition, LLC to the Holder (the "Original Note"). This Note does not effect a refinancing of all or any portion of the obligations heretofore evidenced by the Original Note, it being the intention of the Company and the Holder to avoid effectuating a novation of such obligations.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Note as of the date first written above.

RONCO HOLDINGS, INC.

By: /s/ Tod Barrett
Name: Tod Barrett
Title: CEO

ACKNOWLEDGED AND AGREED:

RONCO ACQUISITION, LLC

By: /s/ Aus Faliks

Name: Aus Faliks

Title: Director

LV ADMINISTRATIVE SERVICES, INC.

By: /s/ Patrick Regan

Name: Patrick Regan

Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND

RESTATED SECURED PROMISSORY NOTE

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